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                                                                   EX-99.(j)(A)

           Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the California Tax-Free Fund, California Limited Term Tax-Free Fund, Colorado Tax-Free Fund, Minnesota Tax-Free Fund, National Limited Term Tax-Free Fund, National Tax-Free Fund, Nebraska Tax-Free Fund, Intermediate Tax-Free Fund, Ultra Short-Term Municipal Income Fund, Wisconsin Tax-Free Fund, Municipal Bond Fund, and Short-Term Municipal Bond Fund, dated August 22, 2007, incorporated herein by reference, a total of twelve funds of the Wells Fargo Funds Trust, and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm" in the statements of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 31, 2007